Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Director, Corporate Communications
(609) 520-4765

DOW JONES SIGNIFICANTLY INCREASES

OPERATING INCOME AGAIN IN THIRD QUARTER 2007

NEW YORK (Oct. 18, 2007)—Dow Jones & Company (NYSE: DJ) today reported its third quarter financial results.

Revenue increased to $493.3 million, up 19.6% over the third quarter of 2006 as declines in print advertising revenue were more than offset by gains in print circulation revenue as well as increases at the Company’s online and Enterprise Media properties, including the acquisition of Factiva.  Operating income for the quarter grew to $28.8 million from $13.6 million in 2006.  Excluding special items, operating income jumped 170% to $40.9 million from $15.1 million.  The Company earned 16 cents per diluted share for the third quarter of 2007 compared with a tax benefit-aided $1.26 per diluted share for the third quarter of 2006.  Excluding special items, the Company earned 27 cents per diluted share for the third quarter of 2007, up 145% from the 11 cents per diluted share earned in the third quarter of 2006.

Adjusting for the impact of recent acquisitions, revenue increased 1.8% and operating income increased 79.0% in the third quarter (up 131% excluding special items).

For the first nine months of 2007, total revenue increased 17.8%, reported operating income increased 86.1%, and reported earnings per share decreased 71.4%.  Excluding special items, operating income increased 69.8% and earnings per share increased 48.4%.  Adjusting for the impact of recent acquisitions, revenue increased 1.8% and operating income increased 67.5% (up 58.3% excluding special items).

Commenting on results, Rich Zannino, chief executive officer of Dow Jones, said “To win in this new media environment, we’re in the midst of transforming Dow Jones from a newspaper company to a content-driven diversified media company.  Our aim is to be the world’s best provider of business and related content, delivered wherever, whenever and however our customers want it.  The execution of this strategy is driving industry-leading financial gains: Earnings per share before special items increased 145% in the third quarter and are up 48% so far in 2007.  Based on our current outlook for the fourth quarter, where we see our print ad revenue trend improving and online ad revenue returning to 20% gains, we expect to end the year with EPS before special items climbing in excess of 40%, which is above the top end of our original guidance range.”  Mr. Zannino concluded, “Dow Jones today is a fast-growing and thriving company; one positioned for a very bright future.  This future will be even brighter when Dow Jones is able to leverage the successful, powerful and far-ranging talent, brands, distribution channels and other resources of News Corporation.”

Special Items: In the third quarter of 2007, the Company recorded special items that reduced earnings per share by 11 cents, reflecting a charge of 9 cents for direct third-party transaction costs relating to the pending merger with News Corporation, and a charge of 2 cents for incremental stock-based compensation expense as a result of an increase in the Company’s stock price resulting from the announcement of News Corporation’s proposal to acquire the Company at $60 per share.  In the third quarter of 2006, the Company recorded special items netting to a gain of $1.15 per share, reflecting a gain of $1.07 from the anticipated use of capital loss carryforwards to offset federal capital-gains taxes from the sale of six community newspapers, a gain of 9 cents as a result of a favorable resolution of state and federal tax matters and a charge of 1 cent for employee severance.  Please refer to the attached for a more detailed description of special items.

Segment Results

Consumer Media revenue of $253.3 million in the third quarter of 2007 was up 2.5% versus the same period a year ago as a 7.8% increase in circulation and other revenue was partially offset by a 0.5% decrease in advertising revenue.  Increased circulation revenue included gains across all of the consumer media businesses.  Advertising revenue at the Wall Street Journal U.S. print edition declined 2.9% (on a 13.6% decline in volume) primarily due to a sharp decline in technology advertising revenue which more than offset increases in financial and general (both B2B and consumer) advertising.  This decline was partially offset by a 7.8% increase in advertising revenue at The Wall Street Journal Digital Network.  Consumer Media had an operating loss of $4.2 million in the third quarter, seasonally its weakest quarter, which was a significant improvement over its loss of $18.0 million in the third quarter of 2006, due to cost-saving initiatives and strong profit leverage on increased revenues.  Adjusted for acquisitions, Consumer Media revenue increased 0.9%, while the segment had an operating loss of $3.2 million, which was a significant improvement from the prior year’s loss of $18.7 million.

Paid subscribers to The Wall Street Journal Online grew 25.5% in the third quarter to 989,000 driven in part by the success of an offer for new subscribers to receive both the print and Online Journal and by the previously announced change in our methodology to count those subscribers who have paid and registered to use the Online Journal.  For more information on this change, please see footnote 2 to the supplemental segment statistical information.  Paid subscribers to Barron’s Online grew 61.4% in the third quarter to 113,000.

Enterprise Media revenue of $180.6 million in the third quarter of 2007 increased 79.9% over the same period a year ago, due to gains at Dow Jones Content Technology Solutions driven by the acquisition of Factiva, strong growth at Dow Jones Indexes (up 29.2%) and growth at Dow Jones Financial Information Services (up 5.0%).  Operating income increased 59.3% over last year to $43.1 million and operating margin declined 310 basis points to 23.8% as Factiva operates at a relatively lower margin.  Assuming Factiva was owned in both periods, revenue would have increased 6.1%, operating income would have increased 40.0% and operating margin would have improved 570 basis points to 23.8% due to Factiva integration cost savings, other cost saving initiatives and strong profit leverage on increased revenue.

Local Media revenue declined 5.8% to $61.1 million in the third quarter of 2007 compared with the third quarter of 2006.  Advertising revenue decreased 8.8% on a 14.7% decline in volume due to broad softness in all print categories except for legal notices, which more than offset gains in online (up 22.7%) and preprint advertising revenues. Operating income declined 13.4% to $12.2 million compared with the prior-year period, mainly due to the decline in revenue partially offset by lower newsprint expense.  Operating margin in the quarter was 20.0%, down from 21.8% last year.

The Company ended the third quarter of 2007 with $375 million in debt compared with $392 million at the end of the second quarter 2007, with the decrease primarily driven by proceeds received from the exercise of employee stock options due to the significant increase in the Company’s share price resulting from the News Corporation bid in the second quarter of 2007.  Capital expenditures in the third quarter of 2007 were $24 million compared to $27 million in the third quarter last year.

Conference Call Details

As previously announced, the Company will host an earnings conference call at 10 a.m. EDT today.  The call can be accessed via a live Web cast through the Investor Relations section of our Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on our Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services. Its Consumer Media Group publishes The Wall Street Journal, Barron's, MarketWatch, eFinancialNews and the Far Eastern Economic Review. Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Client Solutions, Dow Jones Indexes and Dow Jones Financial Information Services. Its Local Media Group operates community-based information franchises. Dow Jones owns 50% of SmartMoney and 33% of STOXX Ltd. and provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

 This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast", “proposal” and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its growth initiatives; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the Company’s ability to successfully integrate acquired businesses and to achieve production and operational efficiencies and synergies in doing so; the risk that the Company will not realize expected opportunities to enhance its products and services from the restructuring of its Enterprise Media Group; changes in demand affecting the Company’s businesses; the competition the Company’s businesses face from other companies; the risk that Dow Jones’ business could suffer due to the uncertainty relating to the merger with News Corporation; the fact that the merger with News Corporation may not be consummated or may be delayed;  and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Reported results:
Revenues	$493,277	$412,422	$1,530,137	$1,298,512

Operating income	$28,798	$13,613	$104,618	$56,223

Net income	$13,752	$105,365	$57,405	$195,644

Effective tax rate	47.5%	(92.3)%	41.1%	5.3%

Diluted EPS	$.16	$1.26	$.67	$2.34

Excluding items described in Note 5:
Operating income	$40,898	$15,138	$145,061	$85,420

Net income	$23,115	$9,380	$81,679	$53,579

Effective tax rate	39.3%	40.8%	40.7%	38.8%

Diluted EPS	$.27	$.11	$.95	$.64

EPS percentage change	145.5%	(8.3)%	48.4%	12.3%

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Revenues:
Advertising	$202,994	$207,819	$681,624	$691,054
Information services	174,563	95,717	516,065	286,482
Circulation and other	115,720	108,886	332,448	320,976
Total revenues	493,277	412,422	1,530,137	1,298,512

Expenses:
News, production and technology	171,137	134,241	508,493	404,202
Selling, administrative and general	196,723	157,240	608,157	482,511
Newsprint	21,035	31,080	72,135	97,723
Print delivery costs	48,422	52,169	147,818	157,033
Depreciation and amortization	27,162	24,079	78,803	73,148
Restructuring and other items, net	-	-	10,113	27,672
Total operating expenses	464,479	398,809	1,425,519	1,242,289
Operating income	28,798	13,613	104,618	56,223

Other income (expense):
Investment income	416	590	1,055	873
Interest expense	(4,786)	(8,457)	(16,507)	(22,901)
Contract guarantee	-	-	-	62,649
Other, net	(16)	(277)	(327)	(1,238)
Income from continuing operations before income taxes and equity earnings	24,412	5,469	88,839	95,606
Income taxes	11,599	(5,050)	36,479	5,100
Equity in earnings of associated companies, net of tax	939	2,106	5,045	6,161
Income from continuing operations	13,752	12,625	57,405	96,667
Income from discontinued operations, net of tax	-	92,740	-	98,977
Net income	$13,752	$105,365	$57,405	$195,644

Earnings per share-basic:
Continuing operations	$.16	$.15	$.68	$1.16
Discontinued operations	-	1.11	-	1.19
Earnings per basic share (*)	$.16	$1.27	$.68	$2.35

Earnings per share-diluted:
Continuing operations	$.16	$.15	$.67	$1.16
Discontinued operations	-	1.11	-	1.18
Earnings per diluted share	$.16	$1.26	$.67	$2.34

Weighted-average shares outstanding:
Basic	85,956	83,288	84,742	83,187
Diluted	87,160	83,779	85,540	83,623

(*) The sum of individual amounts may not equal total due to rounding.

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Revenues:
Consumer media	$253,340	$247,184	$824,538	$814,099
Enterprise media	180,602	100,382	531,994	295,428
Local media	61,123	64,856	179,120	188,985
Segment eliminations	(1,788)	-	(5,515)	-
Consolidated revenues	$493,277	$412,422	$1,530,137	$1,298,512

Operating income (loss):
Consumer media	$(4,164)	$(17,959)	$29,097	$(819)
Enterprise media	43,069	27,033	118,917	76,879
Local media	12,223	14,119	28,963	35,436
Segment operating income	51,128	23,193	176,977	111,496

Corporate	(10,230)	(9,580)	(31,916)	(27,601)
Incremental stock-based compensation	(2,775)	-	(21,005)	-
Direct transaction costs	(9,325)	-	(9,325)	-
Restructuring and other items, net	-	-	(10,113)	(27,672)
Consolidated operating income	$28,798	$13,613	$104,618	$56,223

Operating margin:
Consumer media	(1.6)%	(7.3)%	3.5%	(0.1)%
Enterprise media	23.8%	26.9%	22.4%	26.0%
Local media	20.0%	21.8%	16.2%	18.8%
Segment operating margin	10.4%	5.6%	11.6%	8.6%

Depreciation and amortization (D&A):
Consumer media	$15,760	$16,162	$46,089	$48,948
Enterprise media	8,182	5,102	23,815	15,927
Local media	3,192	2,783	8,815	8,178
Corporate	28	32	84	95
Consolidated D&A	$27,162	$24,079	$78,803	$73,148

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Consumer media:
U.S. media:
Advertising	$145,104	$147,217	$505,960	$512,859
Circulation and other	84,435	81,973	250,026	247,849
Total U.S. media	229,539	229,190	755,986	760,708

International media:
Advertising	12,022	10,682	38,968	31,866
Circulation and other	11,779	7,312	29,584	21,525
Total international media	23,801	17,994	68,552	53,391

Total consumer media
Advertising	157,126	157,899	544,928	544,725
Circulation and other	96,214	89,285	279,610	269,374
Total consumer media	$253,340	$247,184	$824,538	$814,099

Enterprise media:
Dow Jones Content Technology Solutions (CTS):
North America	$90,044	$51,751	$269,357	$158,792
International	54,909	17,678	161,302	50,977
Total CTS revenues(1)	144,953	69,429	430,659	209,769

Dow Jones indexes and other(2)	35,649	30,953	101,335	85,659
Total enterprise media	$180,602	$100,382	$531,994	$295,428

Local media:
Advertising	$44,836	$49,146	$133,563	$144,016
Circulation and other	16,287	15,710	45,557	44,969
Total local media	$61,123	$64,856	$179,120	$188,985

Segment eliminations(3)	$(1,788)	$-	$(5,515)	$-

Total segment revenues	$493,277	$412,422	$1,530,137	$1,298,512

(1) Dow Jones Content Technology Solutions includes the complementary offerings of Dow Jones Newswires, Factiva and Dow Jones Licensing Services.

(2) Includes Dow Jones Indexes, Dow Jones Financial Information Services (FIS) and the reprints / permissions businesses.

(3) Represents the elimination of post-acquisition content fees earned by Consumer Media from sales to Factiva.

See notes to financial information on page 12.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

(amounts in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Advertising revenue and volume increase/(decrease):
The Wall Street Journal:
Total advertising revenue	(2.9)%	0.3%	(3.9)%	10.3%
Total advertising volume	(13.6)%	1.1%	(9.2)%	9.1%
General	1.8%	(2.0)%	(1.4)%	6.4%
Technology	(59.7)%	(0.9)%	(40.8)%	2.3%
Financial	(7.7)%	9.5%	(3.8)%	10.5%
Classified	(7.0)%	1.1%	(5.3)%	15.9%

International advertising revenue	12.5%	24.4%	22.3%	3.7%

Barron's advertising revenue	(0.1)%	22.8%	13.1%	9.9%
Barron's advertising volume	(7.6)%	15.1%	9.2%	1.4%

Ottaway advertising revenue	(8.8)%	(1.1)%	(7.3)%	1.7%
Ottaway advertising volume	(14.7)%	(7.7)%	(12.4)%	(6.7)%

The Wall Street Journal Digital Network (WSJD) statistics (1):
WSJD advertising revenue increase	7.8%	12.4%	12.3%	20.1%
WSJ.com paid subscriptions (2)	989	788	989	788
Barron’s Online paid subscriptions	113	70	113	70

WSJ.com average monthly unique visitors (3)	10,022	7,618	8,560	7,315
WSJ.com average monthly page views	122,387	106,104	113,883	107,713

MarketWatch.com average monthly unique visitors (3)	7,413	6,343	7,438	6,526
MarketWatch.com average monthly page views	247,985	176,637	241,476	196,189

WSJD average monthly unique visitors (1), (3)	16,928	14,147	15,366	14,079
WSJD average monthly page views	382,931	286,322	364,402	307,983

(1)

The Wall Street Journal Digital Network, formerly known as Dow Jones Online, includes WSJ.com and the Journal’s vertical sites, MarketWatch.com and BigCharts.com, Barrons.com and AllThingsD.com.

(2)

We are now including in the Online Journal circulation count new subscribers who select to pay for both products as part of a bundled offer and register to use WSJ.com. If we had not added this new group of subscribers, the total number of paid subscribers as of September 30, 2007, would have been 833 thousand, a 5.7% year-over-year increase, as a result of growth in both online-only and corporate subscriptions.

(3)

Average monthly unique visitors and page views are internal numbers based on tools from Omniture Analytics and prior year numbers have been adjusted to conform to this presentation.

Dow Jones & Company, Inc.

Notes to Financial Information

1. Our calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing our historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

2. On July 31, 2007, we signed a definitive merger agreement under which News Corporation will acquire Dow Jones in a transaction valued at approximately $5.6 billion.  Under the terms of the agreement, which was approved by both companies' boards of directors, Dow Jones stockholders will be entitled to receive $60 in cash for each share of common stock and Class B common stock that they own.  Certain members of the Bancroft family and the trustees of trusts for their benefit who collectively own approximately 37% of Dow Jones’ voting stock have agreed to vote to approve the transaction.  The merger agreement provides that up to 250 holders of record and not more than 10% of the shares of Dow Jones may elect to have their shares of Dow Jones equity converted into a number of Class B units of Newco LLC, a newly formed subsidiary of News Corporation (each unit of which will be exchangeable for News Corporation equity in accordance with the terms and conditions of the Newco LLC operating agreement).  The merger agreement contains customary representations, warranties and covenants made by Dow Jones.  The merger, which is expected to close in the fourth calendar quarter, is subject to, among other things, approval by Dow Jones stockholders, regulatory approvals and other customary closing conditions.

3. Acquisitions

On May 15, 2007, we completed the acquisition of eFinancialNews Holdings Ltd. (eFN), a private U.K. company, for approximately $63 million, including an estimated working capital adjustment.  Based in London, eFN is a diversified media company serving the European financial services industry with print, online, training and events businesses.  Its flagship operations include the weekly Financial News, the eFinancialNews.com Web site and subscription-based services.  It also publishes Private Equity News, a weekly publication focused on the European private equity sector.  eFN will add digital and other non-print businesses to help diversify our reliance on traditional print revenue.  We are integrating eFN into the consumer media segment, where it will be part of our European media operations.  We financed the purchase with a combination of cash and debt.

On December 15, 2006, we acquired the remaining 50% interest of Dow Jones Reuters Business Interactive LLC (Factiva) that we did not already own from our joint venture partner, Reuters Group Plc. (Reuters), for an upfront cash purchase price of approximately $176.2 million.  The purchase price consisted of cash tendered of approximately $152.5 million, estimated working capital adjustments of approximately $11.7 million, preferred shares of a subsidiary of approximately $7.5 million and direct third-party transaction costs of approximately $4.5 million.  The preferred shares, which are non-voting, bear a fixed dividend rate of 6% per annum and are included in other noncurrent liabilities.  Factiva is a provider of global business content, research products and services to global enterprises mainly in the finance, corporate, professional services and government sectors and has more than 1.6 million paying subscribers.  We are integrating Factiva with the complementary offerings in the enterprise media segment.  We financed this purchase with the proceeds from divestitures.

4. We are organized around our distinct brands (franchises), customers and markets with our business and financial content organizations reported in two separate segments – consumer media and enterprise media, and our local general-interest community newspapers and their online media properties reported in the local media segment.  We continue to report certain administrative activities under corporate.

Consumer media is comprised primarily of The Wall Street Journal franchise (including domestic and international print, digital, television and radio); and the relatively smaller Barron’s (including print, digital and conferences) and MarketWatch franchises (including digital, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  This content is produced to gain readership and ultimately to earn revenue from advertisers and those readers.  We manage consumer media as one segment as its products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and our various offerings in the segment are highly integrated.

Enterprise media is managed as one segment as it comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  In addition, its product offerings rely on advanced delivery technology to meet customer’s needs and part of this segment’s overall strategy is to add more value to content with technology-enabled, well-designed and conveniently delivered enhancements and new products.  It has a shared information technology infrastructure, including a product development group that develops tools used in all of the offerings.  Enterprise media’s revenues are primarily subscription-based and the segment is comprised of Dow Jones Newswires, Factiva, Dow Jones Indexes, Dow Jones Financial Information Services, Dow Jones Reprints/Permissions and Dow Jones Licensing Services.

On January 9, 2007, we announced a new organizational structure within the enterprise media segment in connection with the Factiva acquisition.  The enterprise media segment now includes two business units: (i) Dow Jones Content Technology Solutions, the new name for the combined newswires, licensing and Factiva businesses; and, (ii) Dow Jones Indexes and other, which includes Dow Jones Financial Information Services (previously reported on a combined basis with newswires).  Previously reported supplemental segment results of operations were restated to reflect this new organizational structure, and did not impact total consolidated results of operations.

Local media includes the operations of Ottaway Newspapers, which publishes daily newspapers, weekly newspapers and “shoppers” in the U.S.

5. The following tables reconcile reported results to income adjusted for special items for the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended September 30
	2007			2006
(in millions, except per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income	$28.8	$13.8	$.16	$13.6	$105.4	$1.26
Adjusted to remove:
Costs related to the merger with News Corporation (a)
• incremental stock-based compensation	(2.8)	(1.7)	(.02)	-	-	-
• direct transaction costs	(9.3)	(7.7)	(.09)	-	-	-
Severance (b)	-	-	-	(1.5)	(0.9)	(.01)
Certain income tax matters (c)	-	-	-	-	7.6	.09
Capital loss carryforward (d)	-	-	-	-	89.4	1.07
Adjusted income(2)	$40.9	$23.1	$.27	$15.1	$9.4	$.11

	Nine Months Ended September 30
	2007			2006
(in millions, except per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income	$104.6	$57.4	$.67	$56.2	$195.6	$2.34
Adjusted to remove:
Costs related to the merger with News Corporation (a)
• incremental stock-based compensation	(21.0)	(12.7)	(.15)	-	-	-
• direct transaction costs	(9.3)	(7.7)	(.09)	-	-	-
Severance (b)	-	-	-	(1.5)	(0.9)	(.01)
Restructuring and other items, net (e)	(10.1)	(6.0)	(.07)	(27.7)	(16.6)	(.20)
Contract guarantee (f)	-	-	-	-	62.6	.75
Certain income tax matters (c)	-	2.1	.02	-	7.6	.09
Capital loss carryforward (d)	-	-	-	-	89.4	1.07
Adjusted income(2)	$145.1	$81.7	$.95	$85.4	$53.6	$.64

(1)  Amounts exclude discontinued operations.

(2)  The sum of the individual amounts may not equal total due to rounding.

(a) Costs Related to the Merger with News Corporation:

Incremental stock-based compensation:

On May 1, 2007, News Corporation submitted a proposal to acquire Dow Jones at $60 per share (see Note 2).  Following that announcement, the trading price of our common stock rose significantly.  A portion of our stock-based compensation is payable in cash based on the underlying value of our common stock and, accordingly, increased in value during the second and third quarters which resulted in incremental costs for those plans during the three and nine months ended September 30, 2007 of  $2.8 million and $21 million, respectively.

Direct transaction costs:

We have incurred direct third-party transaction costs related to this merger of approximately $9.3 million during the three and nine months ended September 30, 2007.

(b) Severance:

During the third quarter of 2006, our then Vice President and Chief Financial Officer resigned by mutual agreement.  Accordingly, we recorded a severance charge of $1.5 million pursuant to his employment agreement.

(c) Certain income tax matters:

In the first quarter of 2007, we recorded a tax benefit of $2.1 million as a result of the expiration of statute of limitations related to certain previously reserved state tax matters while in the third quarter of 2006, we recorded a tax benefit of $7.2 million and related interest income of $0.4 million as a result of favorable resolution of certain state and federal tax matters.

(d) Capital loss carryforward:

Based on our entering a definitive agreement to sell the six local media newspapers and the expectation the transactions would close in 2006, we concluded that it was more likely than not that we would utilize a portion of our capital loss carryforwards, which were previously subject to a valuation allowance.  Accordingly, during the third quarter of 2006, we reversed $89.4 million of the previously recorded valuation allowance to recognize the expected tax benefit.  This tax benefit was included in net income from discontinued operations as the sales closed during 2006.

(e) Restructuring and other items, net:

2007

During the second quarter of 2007, we recorded a restructuring charge of $10.1 million, primarily reflecting employee severance related to reductions at our consumer media segment as well as smaller reductions at our other segments.  In total, approximately 100 full-time employees were affected.

2006

During the second quarter of 2006, we recorded a net charge of $6.8 million, consisting of a restructuring charge of $9.9 million, partially offset by a gain of $3.1 million on the sale of certain fixed assets.  The restructuring primarily reflected the elimination of certain positions in technology, circulation and administrative support in favor of outsource vendors.  In total, approximately 250 full-time and 500 part-time employees were affected.

During the first quarter of 2006, we recorded a charge of $20.9 million related to a reorganization of our business.  The charge primarily comprised employee severance related to the elimination of certain senior level positions, as well as additional workforce reductions at other areas of the business identified as part of the reorganization.  In total, approximately 65 full-time employees were affected.

Restructuring and other items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring and other items allocable to each segment and corporate for the nine months ended September 30, 2007 and 2006 were as follows:

(in thousands)	Nine Months Ended September 30
	2007	2006
Consumer media	$7,356	$19,313
Enterprise media	2,030	5,072
Local media	634	(1,358)
Corporate	93	4,645
Total	$10,113	$27,672

(f) Contract guarantee:

On March 13, 2006, we entered into a definitive settlement agreement to conclude all litigation relating to our obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, we paid an aggregate of $202 million to Cantor and MDC, which was below the $265 million contractual obligation that we had previously accrued.  Accordingly, we recorded a benefit in the first quarter of 2006 of $62.6 million, representing the difference between the reserve and the settlement amount.  For tax purposes, the settlement payment was treated as a capital loss.